                DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT


         This Distribution and Principal Underwriting Agreement (hereinafter called the "Agreement") is made effective as of the 24th day of November, 2009 between METLIFE INSURANCE COMPANY OF CONNECTICUT ("Insurance Company") (on behalf of itself and certain of its separate accounts (the "Separate Accounts")) and METLIFE INVESTORS DISTRIBUTION COMPANY ("Principal Underwriter"). Insurance Company and Principal Underwriter are herein sometimes referred to individually as a "party" and collectively as the "parties."

         WHEREAS, Principal Underwriter provides underwriting and distribution services to Insurance Company under the terms of a Distribution and Principal Underwriting Agreement dated October 8, 2000, between Insurance Company (then doing business as The Travelers Insurance Company ), and Principal Underwriter's predecessor in interest, Travelers Distribution LLC;

         WHEREAS, Principal Underwriter also provides underwriting and distribution services to Insurance Company under the terms of an identical Distribution and Principal Underwriting Agreement dated October 8, 2000 between The Travelers Life and Annuity Company, a former wholly-owned subsidiary of Insurance Company (subsequently re-named MetLife Life and Annuity Company of Connecticut), and Principal Underwriter's predecessor in interest, Travelers Distribution LLC;

         WHEREAS, Principal Underwriter became a party to both such agreements by operation of law pursuant to the merger of Travelers Distribution LLC with and into Principal Underwriter effective May 1, 2007;

         WHEREAS, Insurance Company succeeded to the rights and obligations of MetLife Life and Annuity Company upon the merger of MetLife Life and Annuity Company with and into Insurance Company effective December 7, 2007;

         WHEREAS, effective November 24, the majority of Insurance Company's Separate Accounts will cease operation by reason of being combined with certain other of Insurance Company's Separate Accounts;

         NOW, THEREFORE, in order to reflect the foregoing events and to make certain other revisions to the terms of the aforementioned Distribution and Principal Underwriting Agreements, the parties agree to adopt this Agreement, which shall replace, in its entirety, each of the aforementioned Distribution and Principal Underwriting Agreements, and the parties hereby agree as follows:

         1.  ISSUE AND SALE OF CONTRACTS.
             ----------------------------

         Insurance Company shall issue and sell certain variable annuity contracts and variable life insurance policies (collectively the "Contracts") to the public through Principal Underwriter. The Contracts will be offered through the Separate Accounts identified in Appendix A to this Agreement. Principal Underwriter agrees to provide underwriting and distribution services subject to the terms and conditions hereof. The Contracts to be offered are more fully described in the registration statements and prospectuses hereinafter mentioned.

         2.  GRANT AND ACCEPTANCE OF RIGHTS TO BE DISTRIBUTOR.
             -------------------------------------------------

         Insurance Company grants Principal Underwriter the exclusive right, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933 and the Investment Company Act of 1940 and the provisions of the Securities Exchange Act of 1934 ("1934 Act"), to be the distributor of the Contracts issued through the Separate Accounts, and Principal Underwriter accepts such rights. Principal Underwriter will sell the Contracts under such terms as set by Insurance Company and will make such sales to purchasers permitted to buy such Contracts as specified in the applicable prospectus. Principal Underwriter also shall be authorized to contract with duly registered broker dealers reasonably acceptable to Insurance Company for the sale of the Contracts to purchasers permitted to buy such Contracts as specified in the applicable prospectus.

         3.  COMPENSATION.
             -------------

          As further provided in this section, Insurance Company agrees to reimburse Principal Underwriter at cost for services provided by Principal Underwriter pursuant to this Agreement. Insurance Company shall pay to Principal Underwriter a fee in an amount equal to all expenses, direct and indirect, reasonably and equitably determined by Principal Underwriter to be attributable to the underwriting and distribution services provided by Principal Underwriter to Insurance Company pursuant hereto, including commissions and other compensation-related costs paid by Principal Underwriter to broker dealers, except to the extent that New York law otherwise requires. As may be agreed by the parties, Insurance Company may discharge its obligations under this section by making payment of such expenses to third parties on behalf of Principal Underwriter or its creditors in accordance with applicable law. Principal Underwriter shall credit the full amount of any such payments to third parties by Insurance Company against any amounts otherwise due and owing under this section.

          The bases for determining all such charges to Insurance Company shall be consistent with New York Insurance Department Regulation 33. Such bases shall be modified and adjusted where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by Principal Underwriter on behalf of Insurance Company.

         Principal Underwriter's determination of the charges hereunder shall be conclusive as between the parties, except that if Insurance Company objects to any such determination, it shall so advise Principal Underwriter in accordance with
Section 18(j) hereof within thirty (30) daysof receipt of notice of said determination. Unless the parties can reconcile such objection, or otherwise agree, they shall select a firm of independent accountants which shall determine the charges properly allocable to Principal Underwriter and shall, within a reasonable time not to exceed one hundred eighty (180) days, submit such determination, together with the basis therefore, in writing to both parties, whereupon such determination shall be binding. The expenses of any such determination by a firm of independent certified public accountants shall be borne as determined to be equitable by such accountants.

         4.  PAYMENT.
             --------

         Principal Underwriter shall submit to Insurance Company, within thirty
(30) business days after the end of each calendar month (or such other interval not greater than quarterly as such parties may agree), a written statement showing the charges estimated to be due from Insurance Company to Principal Underwriter for services pursuant to this Agreement in the preceding calendar month (or interval), as well as any charges not included in any previous statement. Any balance payable as shown in such written statement shall be paid within thirty (30) days following receipt of such written statement by Insurance Company, subject to later adjustment if and as determined in accordance with
Section 3 hereof. The charges shown in any such statement may be based on good faith estimates by Principal Underwriter of the charges attributable to such services, which estimate may take into account the charges for services provided hereunder in the preceding billing periods.

          No later than the end of the first quarter of the calendar year following the calendar year in which the services charged for hereunder were provided, Principal Underwriter shall submit to Insurance Company a statement showing in reasonable detail the actual charges for such services. Any difference between such actual charges and the estimated charges for such services as shown in any previous statement provided by Principal Underwriter to Insurance Company pursuant to this Section 4 shall be paid by Principal Underwriter or Insurance Company, as the case may be, within thirty (30) days following receipt of such written statement by Insurance Company, subject to later adjustment if and as determined in accordance with the last paragraph of
Section 3 hereof.

         5.  INDEMNIFICATION.
             ----------------

         Insurance Company shall indemnify, defend, and hold harmless Principal Underwriter from and against all liabilities and expenses arising out of any claims, demands, proceedings, suits, or actions, and any reasonable attorney's fees and costs in connection therewith (collectively the "Legal Expenses"), arising out of Principal Underwriter's underwriting and distribution services and sale of the Contracts pursuant to this Agreement; provided that Insurance Company shall not indemnify Principal Underwriter for any Legal Expenses arising out of any intentional, willful, or grossly negligent act or omission by Principal Underwriter, or its officers or employees.

         6.  DOCUMENTS TO BE FURNISHED.
             --------------------------

         On behalf of the Separate Accounts, Insurance Company shall furnish Principal Underwriter with copies of all prospectuses, financial statements and other documents which Principal Underwriter reasonably requests for use in connection with the distribution of the Contracts. Insurance Company shall provide to Principal Underwriter such number of copies of the current effective prospectuses as Principal Underwriter shall request.

         7.  RESTRICTIONS ON REPRESENTATIONS.
             --------------------------------

         Principal Underwriter is not authorized to give any information or to make any representations concerning the Contracts or the Separate Accounts of Insurance Company other than those contained in the current registration statements or prospectuses relating to the Separate Accounts filed with the Securities and Exchange Commission ("SEC") or such sales literature as may be authorized by Insurance Company, which shall be subject to NYS Insurance Department Regulation 34-A, as applicable. Principal Underwriter shall not have authority, on behalf of Insurance Company, to waive any Contract provision, to extend the time of paying any purchase payments, or to receive any monies or purchase payments (except for the sole purpose of forwarding monies or purchase payments to Insurance Company). Principal Underwriter shall not expend, nor contract for the expenditure of, the funds of Insurance Company. Principal Underwriter acknowledges and agrees that Insurance Company shall have the right at any time to suspend or limit the public offering of the Contracts.

         8.  PREPARATION AND FILING OF CONTRACTS AND PROSPECTUSES.
             -----------------------------------------------------

         Insurance Company shall be responsible for preparing the Contract forms and filing them with applicable state insurance regulatory authorities, and for preparing the prospectuses and registration statements and filing them with the SEC and state regulatory authorities, to the extent required. Insurance Company agrees to forward to Principal Underwriter copies of any and all amendments to the registration statement. Insurance Company agrees to advise Principal Underwriter immediately of: (1) any request by the SEC (i) for amendment of the registration statement or (ii) for additional information that Insurance Company determines is material to Principal Underwriter; (2) the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and (3) the occurrence of any material event, if known by Insurance Company, that makes untrue any material statement made in the registration statement or that requires the making of a change therein in order to make any material statement made therein not misleading.

         9.  RULE 10b-10 REQUIREMENTS.
             -------------------------

         Insurance Company, or its appointed designee, as agent for Principal Underwriter, shall confirm to each applicant for and purchaser of a Contract in accordance with Rule 10b-10 under the 1934 Act the acceptance of purchase payments and such other transactions as are required by

Rule 10b-10 or administrative interpretations thereunder, or byany other SEC or FINRA rule requiring the delivery of such information.

         10.  MAINTENANCE OF BOOKS.
              ---------------------

         Each party shall maintain its own books, accounts and records in such a way to disclose clearly and accurately the nature and details of the transactions between them, including such accounting information as is necessary to support the charges under this Agreement, and such additional information as either of the parties may reasonably request for purposes of its internal bookkeeping and accounting operations. Principal Underwriter shall keep such books, accounts and records, insofar as they pertain to the computation of charges hereunder, available for audit, inspection and copying by Insurance Company and persons authorized by it or any governmental agency having jurisdiction over the parties during all reasonable business hours upon reasonable prior notice.

         11.  OWNERSHIP AND CUSTODY OF RECORDS.
              ---------------------------------

         All records, books and files established and maintained by Principal Underwriter by reason of its performance of services under this Agreement, which absent this Agreement would have been held by Insurance Company, shall be deemed the property of Insurance Company and shall be maintained in accordance with applicable law and regulation, including New York Insurance Department Regulation 152. Such records shall be available, upon reasonable prior notice, during normal business hours for inspection by Insurance Company, anyone authorized by Insurance Company, and any governmental agency that has regulatory authority over Insurance Company's business activities. Such records shall also be available upon reasonable prior notice, during normal business hours for inspection by any governmental agency or self-regulatory organization that has regulatory authority over Principal Underwriter's business activities. Copies of such records, books and files shall be delivered to Insurance Company upon reasonable prior notice. Principal Underwriter shall promptly deliver to Insurance Company such records, books and files upon termination of this Agreement.

         Both parties to this Agreement agree to keep the necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

          12.  AUDIT.
               ------

          Insurance Company and persons authorized by it or any governmental agency having jurisdiction over Insurance Company shall have the right, at Insurance Company's expense, to conduct an audit of the relevant books, accounts and records of Principal Underwriter upon giving reasonable notice of its intent to conduct such an audit. In the event of such audit, Principal Underwriter shall give to the party requesting the audit reasonable cooperation and access to all books, accounts and records necessary to audit during normal business hours.

          13. BOOKS OF ACCOUNT.
              -----------------

          During the term of this Agreement, all of Insurance Company's books ofaccount shall be maintained by Insurance Company and no books of account of Insurance Company shall be maintained by Principal Underwriter. All of Insurance Company's books of account shall be maintained in accordance with New York Insurance Department Regulation 152. A computer terminal linked to an electronic system that generates the electronic records that constitute Insurance Company's books ofaccount shall be kept and maintained at Insurance Company's principal office. During all normal business hours, upon reasonable prior notice, there shall be ready availability and easy access through such terminal (either directly by insurance regulatory personnel or indirectly with the aid of Insurance Company's personnel) to the electronic media used to maintain the records comprising Insurance Company's books of account. The electronic records shall be convertible into records that are in a readable form.

          14.  CONFIDENTIALITY.
               ----------------

          The parties agree that during the term of this Agreement they may wish to exchange information which the party providing such information deems confidential. Therefore, the parties agree that the recipient of Confidential Information (as defined below) shall not, at any time, duplicate or disclose such information to any other person, firm, corporation or entity or use it for its own benefit except to faithfully perform its obligations under this Agreement and shall use the same degree of care to avoid disclosure, duplication or use of such Confidential Information as the recipient of the Confidential Information employs with respect to its own confidential information of like importance.

          The obligation of confidentiality with respect to Confidential Information will not apply to any information disclosed by the recipient of Confidential Information (a) if and to the extent that disclosure by such recipient is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation,
(b) if the information is or becomes available from public information (other than as a result of prior unauthorized disclosure by such recipient), (c) if the information is or was received from a third party not known by such recipient to be under a confidentiality obligation with regard to such information or (d) if the information was in the possession of such recipient other than by reason of the services performed pursuant to this Agreement.

          The term "CONFIDENTIAL INFORMATION" shall include any trade secret or information that is for the time being confidential to the provider of the information and is not in the public domain.

          Except as provided herein, no rights to the Confidential Information are transferred to the recipient of the Confidential Information. All Confidential Information and any copies shall, at the option and written request of the provider of the Confidential Information, either be promptly returned to the provider of the Confidential Information or be destroyed.



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
         15.  SAFEGUARDING CUSTOMER INFORMATION.
              ----------------------------------

          Principal Underwriter shall implement and maintain appropriate measuresdesigned to meet the objectives of Department Regulation No.173 with respect tosafeguarding Insurance Company's customer information and customer information systems. Principal Underwriter shall adjust its information security program at the request of Insurance Company for any relevant changes dictated by Insurance Company's assessment of risk around its customer information and customer information systems. Confirming evidence that Principal Underwriter has satisfied its obligations under this Agreement shall be made available, during normal business hours, for inspection by Insurance Company, anyone authorized by Insurance Company, and any government agency that has regulatory authority over Insurance Company's business.

         16.  EFFECTIVENESS AND TERMINATION.
              ------------------------------

         This Agreement shall be effective upon the execution hereof and will remain in effect unless terminated as hereinafter provided. This Agreement shall remain in effect until terminated by either Insurance Company or Principal Underwriter upon giving ninety (90) days or more advance written notice, provided that electronic data processing services shall not be terminated by either party until one hundred and eighty (180) days or more advance written notice of termination. Subject to the terms (including any limitations and restrictions) of any applicable software licensing agreement then in effect between Principal Underwriter and any licensor, Principal Underwriter shall, upon termination of this Agreement, grant to Insurance Company a perpetual license, without payment of any fee, in any electronic data processing software developed or used by Principal Underwriter in connection with the services provided to Insurance Company hereunder, if such software is not commercially available and is necessary, in Insurance Company's reasonable judgment, for Insurance Company to perform subsequent to termination the functions provided by Principal Underwriter hereunder. Upon termination, Principal Underwriter shall promptly deliver to Insurance Company all books and records that are, or are deemed by this Agreement, the property of Insurance Company.

         17.  ARBITRATION.
              ------------

              a.   When Arbitration Required. All disputes and differences
                   --------------------------
                   between the parties, other than those seeking injunctive relief or a restraining order under this Agreement, or arising with respect to the use of Customer Information or Confidential Information under Sections 14 and 15, must be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, regardless of the insolvency of either party, unless the conservator, receiver, liquidator or statutory successor is specifically exempted from an arbitration proceeding by applicable state law.

              b.   Initiation of Arbitration. Either party may initiate
                   --------------------------
                   arbitration by providing written notification to the other party. Such written notice shall set forth (i) a brief


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

                  statement of the issue(s); (ii) the failure of the parties to reach agreement; and (iii) the date of the demand for arbitration.

              c.  Arbitration Panel. The arbitration panel shall consist of
                  ------------------
                  three arbitrators. The arbitrators must be impartial and must be or must have been officers of life insurance and or securities companies other than the parties or their affiliates.

              d.  Selection of Arbitrators. Each party shall select an
                  -------------------------
                  arbitrator within thirty (30) days from the date of the demand. If either party shall refuse or fail to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, an arbitrator shall be appointed on its behalf. The two
                  (2) arbitrators shall select the third arbitrator within thirty (30) days of the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, each arbitrator shall submit to the other a list of three (3) candidates. Each arbitrator shall select one name from the list submitted by the other and the third arbitrator shall be selected from the two names chosen by drawing lots.

              e.  Rules; Place for Meetings; Majority Vote. The arbitrators
                  -----------------------------------------
                  shall determine all arbitration schedules and procedural rules. Organizational and other meetings shall be held in New York, unless the arbitrators select another location. The arbitrators shall decide all matters by majority vote.

              f.  Decision Final. The decisions of the arbitrators shall be
                  ---------------
                  final and binding on both parties. The arbitrators may, at their discretion, award costs and expenses, as they deem appropriate, including but not limited to legal fees and interest. The arbitrators may not award exemplary or punitive damages. Judgment may be entered upon the final decision of the arbitrators in any court of competent jurisdiction.

              g.  Fees and Expenses. Each party shall be responsible for (a) all
                  ------------------
                  fees and expenses of its respective counsel, accountants, actuaries and any other representatives in connection with the arbitration and (b) unless the arbitrators shall provide otherwise, one-half (1/2) of the expenses of the arbitration, including the fees and expenses of the arbitrators.

           18.    MISCELLANEOUS.
                  --------------

              a.  Entire Agreement. This Agreement constitutes the entire
                  -------------------------------------------------------
                  agreement of the parties; and no other agreement, statement or
                  --------------------------------------------------------------
                  promise not contained in this Agreement shall be valid or
                  ---------------------------------------------------------
                  binding.
                  --------

              b   Amendment. This Agreement may be amended only upon mutual
                  ----------
                  agreement of
                  the parties hereto in writing subject to the approval of the NYS Insurance Department.

              c.  Successors and Assigns. This Agreement shall be binding upon
                  -----------------------
                  the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors and assigns.

              d.  Assignment. Neither this Agreement nor any of the rights,
                  -----------
                  obligations or liabilities of either party hereto shall be assigned without the written consent of the other party and the approval of the NYS Insurance Department.

              e.  Intended Beneficiaries. Nothing in this Agreement shall be
                  -----------------------
                  construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

              f.  Counterparts. This Agreement may be executed in counterparts,
                  -------------
                  each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

              g.  Applicable Law. This Agreement shall be interpreted,
                  ---------------
                  construed, and enforced in accordance with the laws of the State of New York without reference to the conflict of law provisions thereof.

              h.  Severability. If any portion of this Agreement shall be found
                  -------------
                  to be invalid or unenforceable by a court or tribunal or regulatory agency or competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

              i.  Notices. All notices, requests, demands and other
                  --------
                  communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized.

                                            METLIFE INSURANCE COMPANY OF
                                            CONNECTICUT

                                            By: /s/ Michael K. Farrell
                                            --------------------------------
                                            Name:  Michael K. Farrell
                                            Title: President

ATTEST:  /s/ Patti Konzelman
         ----------------------


                                            METLIFE INVESTORS DISTRIBUTION
                                            COMPANY

                                            By: /s/ Richard C. Pearson
                                                --------------------------------
                                            Name:  Richard C. Pearson
                                            Title: Executive Vice President

ATTEST:  /s/ Jonnie Crawford
         ----------------------
         Asst. Secretary

                                   APPENDIX A
            TO THE DISTRIBUTION AND PRINCIPAL UNDERWRITING AGREEMENT


                            LIST OF SEPARATE ACCOUNTS


MetLife of CT Separate Account Eleven for Variable Annuities
MetLife of CT Separate Account QPN for Variable Annuities
MetLife of CT Fund UL for Variable Life Insurance
MetLife of CT Fund UL III for Variable Life Insurance
MetLife of CT Separate Account CPPVUL1
MetLife of CT Separate Account PP



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